(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the, Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Avatech Solutions, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AVATECH SOLUTIONS, INC.

10715 RED RUN BLVD., SUITE 101

OWINGS MILLS, MD 21117

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

NOVEMBER 16, 2004

To the Shareholders of Avatech Solutions, Inc.:

The Annual Meeting of Shareholders of Avatech Solutions, Inc. (the “Company”) will be held at Avatech’s corporate headquarters, 10715 Red Run Boulevard, Suite 101, Owings Mills, Maryland 21117, on Tuesday, November 16, 2004 at 9:00 a.m., local time, for the following purposes:

1.	To elect eight directors to serve for the ensuing year and until the election of their successors;

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed October 1, 2004 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. We ask for your support and encourage you to attend the Annual Meeting. On behalf of the Board of Directors, we urge you to sign, date, and return the accompanying proxy card as soon as possible, even if you plan to attend the Special Meeting. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting. Your vote is important regardless of the number of shares that you own.

By Order of the Board of Directors

Donald R. “Scotty” Walsh,	Beth O. MacLaughlin,
Chief Executive Officer	Secretary

Owings Mills, Maryland

October 12, 2004

IMPORTANT - YOUR PROXY IS ENCLOSED

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND MAIL THE ACCOMPANYING FORM OF PROXY TO THE COMPANY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

- ii -

AVATECH SOLUTIONS, INC.

10715 RED RUN BLVD., SUITE 101

OWINGS MILLS, MD, 21117

410-581-8080

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Avatech Solutions, Inc. (“Avatech” or the “Company”) in connection with the Annual Meeting of Shareholders to be held on Tuesday, November 16, 2004, or at any adjournments thereof, for the purposes set forth in the accompanying notice of the meeting. The Board of Directors has fixed the close of business on October 1, 2004 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the meeting. On the record date, there were outstanding 9,596,459 shares of our Common Stock par value $.01 per share, exclusive of shares held in our treasury, and 1,297,537 shares of Series D Convertible Preferred Stock outstanding, which are currently convertible into 2,597,236 shares of common stock.

Each record holder of common stock on the Record Date is entitled to one vote for each share of common stock held, and each record holder of Series D Convertible Preferred Stock on the Record Date is entitled to one vote for each share of common stock into which their shares of Series D Convertible Preferred stock are currently convertible, on all matters to come before the meeting, including the election of directors. Common stock and Series D Convertible Preferred Stock may be voted in person or by proxy. The accompanying proxy may be revoked by the person giving it at any time prior to its being voted by filing a written notice of such revocation with the Secretary of the Company or by attending the meeting and voting in person.

ITEM 1: ELECTION OF DIRECTORS

At the 2004 Annual Meeting, eight directors will be elected to hold office for the ensuing year and until their successors are elected and qualify. Under Delaware law and our By-laws, (i) a quorum for the Annual Meeting consists of a majority of the issued and outstanding shares of common stock and Series D Convertible Preferred Stock present in person or by proxy and entitled to vote, and (ii) directors are elected by a plurality of the votes of the shares of common stock and Series D Convertible Preferred Stock present in person or by proxy and entitled to vote. Consequently, withholding of votes, abstentions and broker non-votes with respect to shares of common stock and Series D Convertible Preferred Stock otherwise present at the Annual Meeting in person or by proxy will have no effect on the outcome of this vote.

Unless otherwise specified in the proxy, it is the present intention of the persons named in the accompanying form of proxy to vote such proxy for the election as directors of the eight nominees listed below. Pursuant to our By-laws, the eight nominees were nominated by the Board of Directors. If, due to unforeseen contingencies, any of the nominees designated below shall not be available for election, the persons named in the accompanying form of proxy reserve the right to vote such proxy for such other person or persons as may be nominated for director by the management of the Company so as to provide a full Board. We have no reason to believe that any nominee will be unable to serve if elected.

Name	Age	Director Since
Edgar Aronson	70	2003
Garnett Y. Clark, Jr.	62	2003
George Cox	68	2003
Eugene J. Fischer	58	2000
W. James Hindman	68	1997
Robert LaBlanc	70	2004
Robert Post	43	2004
Donald R. “Scotty” Walsh	68	2002

EDGAR ARONSON. Mr. Aronson joined the board in 2003, and has held a number of executive level positions in investment banking, both domestic and abroad. He founded EDACO, Inc, an oil and gas exploration and development company in New York, NY, in 1981, and has been president since that time. He has served as Chairman of the Board of Dillon Read International from 1979 to 1981. At Salomon Brothers, Mr. Aronson held various positions during his 9-year tenure, including General Partner and Vice President. He was instrumental in the development of Salomon Brothers’ presence in London, England. Mr. Aronson began his career with the First National Bank of Chicago in 1962, holds an M.B.A from Harvard University and served five years as an officer in the U.S. Marine Corps.

GARNETT Y. CLARK, JR. Mr. Clark has served as the President of Clark and Associates, a consulting company specializing in land development, residential real estate and residential construction for twenty-six years. Prior to founding Clark and Associates, Mr. Clark was the president and founder of GYC Group, a residential homebuilding company that he sold on January 1, 2002. Mr. Clark is also a founding director of The Columbia Bank, a major central Maryland bank with headquarters in Columbia, Maryland.

GEORGE COX. Mr. Cox is the managing member of Cox, Ferber & Associates, a certified public accounting firm. Mr. Cox joined the board in August, 2003 and agreed to serve as the chairman of the Audit Committee in September of 2003. George has been the managing member of Cox, Ferber & Associates, a certified public accounting firm, since 1989. Previous to that, he owned George W. Cox & Associates from 1977 to 1989 and worked as an associate and tax partner for Coopers & Lybrand (Price WaterhouseCoopers) from 1962 to 1977. He holds a B.S in Business Administration from American International College in Springfield, Massachusetts. He served in active military service for the U.S. Army for two years.

EUGENE J. FISCHER. Mr. Fischer was a director of PlanetCAD from March 2000 until its merger with Avatech, and currently serves as a director of Avatech and a member of its Executive and Compensation Committees. Mr. Fischer co-founded Capstone Management LLC, a venture capital firm, in July 1995, and is an executive officer in Capstone’s affiliated entities. His investment experience includes Internet, software, health care service and other technology-enabled service companies. Mr. Fischer holds a B.S. from the University of Minnesota and an M.S. from the University of California, Davis.

W. JAMES HINDMAN. Mr. Hindman has been a member of the Board of Directors of Avatech since its inception in 1997. Previously, Mr. Hindman founded Youth Services International, Inc. and served as its Chairman of the Board and Chief Executive Officer from 1991 to 1997. In addition, Mr. Hindman is the founder of Jiffy Lube International, Inc. and served as its Chairman of the Board and Chief Executive Officer from 1980 to 1989. In addition, from 1976 to 1980, Mr. Hindman was the Head Football Coach at Western Maryland College. From 1967 to 1979, he was involved as the founder and President of W.J. Hindman & Associates, Inc., a real-estate development, health care and consulting company that owned and operated 18 nursing home facilities throughout Maryland, Iowa, Illinois and Nebraska. He has served as a member of the boards of directors of his alma mater, Morningside College and the Baltimore Symphony Orchestra.

ROBERT LABLANC. Mr. La Blanc brings to Avatech almost 40 years of leadership experience in information technologies and investment banking consulting, and is active in the field of venture capital. He is President of Robert E. La Blanc Associates, and was previously the Vice Chairman of Continental Telecom, a diversified telecommunications company providing service to over three million customers. He spent ten years with the major investment-banking firm of Salomon Brothers, where he was a General Partner. Mr. La Blanc holds a Bachelors degree in Electrical Engineering from Manhattan College and a M.B.A. from New York University.

ROBERT POST Mr. Post brings to Avatech 20 years experience in finance, business restructuring, and creating profitable high growth in new entities; his experience is directly in line with Avatech’s growth strategy. As Principal of Pconsulting LLC, he provides finance, operating and sales growth strategies to mid-size and Fortune 500 firms including IBM and Pegasus Solutions. He was previously President and COO at hotelBANK, a Stockholm, Sweden-based B2B travel exchange and has held executive positions at Micros Systems and Westinghouse Electric Corporation. Mr. Post holds a B.S. in Business Management from Duquesne University.

DONALD R. “SCOTTY” WALSH. Before joining Avatech as its CEO in December 2002, Mr. Walsh was the Executive Vice President of Business & Network Systems Sales for InterVoice-Brite, Inc., a global leader in the call automation industry, a position he held since August 1999. From August 1990 until the 1999 merger of Brite Voice Systems, Inc. with InterVoice, Inc., Mr. Walsh served as the Executive Vice President of Worldwide Sales for the Brite Voice Systems. Before joining Brite Voice Systems, Mr. Walsh served as President of PSC Information Services, a division of a Philadelphia suburban corporation that provided data processing products and services. Mr. Walsh’s experience also includes 23 years of experience with IBM.

The Board of Directors unanimously recommends that you vote FOR each nominee to the Board of Directors.

CORPORATE GOVERNANCE

The Board of Directors periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency, and maintains full compliance with the laws, rules and regulations which govern our operations.

Committees and Meetings of the Board of Directors

Board of Directors. During the fiscal year ended June 30, 2004, the Board of Directors held five meetings. No incumbent director attended fewer than 75% of the total number of meetings of the Board held during the year and the total number of meetings held by all committees on which the director served during such year. Board members are not required to attend the Annual Meeting of Shareholders, and five incumbent directors attended the 2003 Annual Meeting of Shareholders.

Audit Committee. The Audit Committee has adopted a written charter. The Audit Committee is appointed by the Board to assist the Board in its duty to oversee our accounting, financial reporting and internal control functions and the audit of our financial statements. The Committee’s responsibilities include, among others, direct responsibility for hiring, firing, overseeing the work of and determining the compensation for our registered public accounting firm, which reports directly to the Audit Committee. The members of the Audit Committee are Messrs. Cox, Aronson, and Clark none of whom is an employee of the Company and each of whom is independent as independence is defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers (NASD). The Board has examined the definition of “audit committee financial expert” as set forth in applicable rules of the Securities and Exchange Commission (SEC) and determined that Mr. Cox satisfies this definition. Accordingly, Mr. Cox has been designated by the Board as our audit committee financial expert. During the fiscal year ended June 30, 2004, the Audit Committee met seven times.

Nominations. Our full Board of Directors acts as a nominating committee for the annual selection of nominees for election as directors. The Board of Directors made nominations at a meeting duly held on September 27, 2004. The Board of Directors believes that the interests of our shareholders are served by relegating the nominations process to the full Board, all but one of the members of which are independent from management (as defined in Rule 4200(a)(15) of the NASD listing standards). While the Board of Directors will consider nominees recommended by shareholders, it has not actively solicited recommendations from our shareholders for nominees, nor established any procedures for this purpose. In considering prospective nominees, the Board of Directors will consider the prospect’s relevant financial and business experience, the integrity and dedication of the prospect, his independence and other factors the Board deems relevant. The Board of Directors will apply the same criteria to nominees recommended by shareholders as those recommended by the full Board. Nominations for director may be made by shareholders, provided such nominations are timely made and comply with applicable SEC regulations. See “Other Matters” elsewhere in this Proxy Statement.

Compensation Committee. In the fiscal year ended June 30, 2004, we had a standing compensation committee of the Board of Directors, consisting of Messrs. Fischer, Aronson, Cox, LaBlanc, none of whom is an employee of the Company and each of whom is independent under existing NASD and SEC requirements. During the fiscal year ended June 30, 2004, the Compensation Committee met three times. The Compensation Committee is charged with reviewing and determining the compensation of the Chief Executive Officer and the other executive officers of the Company.

Compensation of Directors

During our fiscal year ended June 30, 2004, those directors who were employed by the Company received no additional compensation for serving as a director. Directors are eligible to participate in our 2002 Stock Option Plan. Non-employee members of our Board of Directors receive an annual salary of $10,000, payable quarterly, and the chairman of our Audit Committee receives an additional annual salary of $24,000, also payable quarterly. Non-employee members of our board of directors receive an additional $500 for each committee meeting which lasts more than 30 minutes. Our directors may elect to receive $1.20 worth of stock in lieu of each dollar of cash compensation. Each non-employee director also receives an initial grant of an option to purchase 18,000 shares of our common stock upon joining the Board, one-third of which vests immediately and the remainder vests in equal installments on the first and second anniversary of the grant date. At the end of each fiscal year, we also grant immediately-vested options to purchase 6,000 shares of stock to our non-employee directors. The exercise price of all non-employee director stock options and the value of stock granted in lieu of cash compensation is the closing price of our common stock on the last business day before the options are granted or shares of stock are issued.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that is designed to promote the highest standards of ethical conduct by our directors, executive officers and employees.

Communications with the Board

Any shareholder desiring to contact the Board, or any specific director(s), may send written communications to: Board of Directors (Attention: (Name(s) of director(s), as applicable)), c/o the Company’s Secretary, 10715 Red Run Boulevard, Suite 101, Owings Mills, Maryland 21117. Any proper communication so received will be processed by the Secretary. If it is unclear from the communication received whether it was intended or appropriate for the Board, the Secretary (subject to any applicable regulatory requirements) will use her judgment to determine whether such communication should be conveyed to the Board or, as appropriate, to the member(s) of the Board named in the communication.

Compensation Committee Interlocks and Insider Participation

We have a Compensation Committee of our Board of Directors which consists of Messrs. Edgar Aronson, Robert LaBlanc, George W. Cox and Eugene J. Fischer. None of these individuals has ever been an officer or employee of Avatech or any of its subsidiaries. During the fiscal year ended June 30, 2004, and in the interim period since, no executive officer of Avatech served as a member of the compensation committee or board of directors of another entity.

Relationships and Related Transactions

There are no family relationships among our directors or our executive officers. A majority of our directors are “independent directors,” as that term is defined in Rule 4200(a)(15) of the listing standards of the NASD.

As of October 1, 2004, W. James Hindman owned approximately 10.5% of our outstanding common stock and is the Chairman of our Board of Directors. In August 2002, Mr. Hindman loaned us $500,000 bearing a simple interest rate of 15.0% on the outstanding principal balance, with interest to be paid quarterly, originally scheduled to mature on July 1, 2003. Mr. Hindman agreed to change the simple interest rate to 12.0% on the outstanding principal balance, with interest to be paid quarterly, and also agreed to extend the maturity date for one year, making July 1, 2004 the date of maturity. Furthermore, Mr. Hindman lent us an additional $500,000, which also accrued simple interest at a rate of 12.0% on the outstanding principal balance, with interest to be paid quarterly and which was to mature on July 1, 2004. Both of the loans were subordinate to our senior lender and another lender. As additional consideration for these two loans, we issued warrants to Mr. Hindman for a five-year term. Upon execution of the warrants, Mr. Hindman will receive 97,200 shares of our common stock for $0.27 per share as consideration. On April 1, 2004, a $902,000 subordinated note was issued in satisfaction of the prior notes outstanding. This note bears a simple interest rate of 12%, with interest to be paid quarterly, and matures on July 1, 2005. On April 21, 2004, our Board of Directors authorized the issuance of warrants to purchase 51,838 shares of our common stock to Mr. Hindman, with an exercise price of $0.45 per share, expiring on March 31, 2009, in consideration for his agreement on April 1, 2004 to extend the due date of loans made to the company from July 1, 2004 to July 1, 2005.

Pursuant to a written lease dated June 30, 1998, Frank Willson is a member of Saltwater, L.L.C., the landlord of an office building in Virginia Beach, Virginia, in which we are a tenant. We pay $7,915 per month under the lease that runs until December 31, 2004. As of June 4, 2004 Mr. Willson informed us that he beneficially owns shares constituting approximately 7.3% of our outstanding stock.

BENEFICIAL OWNERSHIP OF AVATECH SOLUTIONS, INC.

The following table shows information known to us with respect to the beneficial ownership of our common stock and Series D Convertible Preferred Stock as of October 1, 2004 by each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying options and warrants that are exercisable within 60 days of October 1, 2004 are considered to be outstanding. To our knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Common Stock		Series D Convertible Preferred Stock
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class
Capstone Ventures SBIC, L.P. [1] 3000 Sand Hill Road, Building 1, Suite 290 Menlo Park, California 94025	1,948,514	17.1%	500,000	38.5%
W. James Hindman [2] 10715 Red Run Blvd., Suite 101 Owings Mills, MD 21117	1,096,221	10.5%	163,052	12.6%
Henry D. Felton [3] 13001 Dover Road Reisterstown, MD 21136	1,026,728	10.2%	81,418	6.3%
Frank Willson 3031 Lynnhaven Drive Virginia Beach, VA 23451	706,818	7.3%	—	—
Jean Schaeffer [4] 10715 Red Run Blvd., Suite 101 Owings Mills, MD 21117	786,782	8.2%	—	—
Gregory A. Blackwell 1470 N. Pearson Lane Roanoke, TX 76262	639,528	6.6%	—	—

1.	Capstone Ventures SBIC, L.P.’s beneficial ownership of our common stock includes 1,000,837 shares of common stock that it may acquire as a result of the conversion of shares of Series D Convertible Preferred Stock, 666,666 shares that it may acquire on the exercise of warrants issued in connection with our Series D Convertible Preferred Stock, 26,250 shares of common stock subject to options that are exercisable within 60 days of October 1, 2004 by Capstone, and 45,652 shares of common stock issuable on exercise of outstanding warrants held by Capstone. Mr. Eugene Fischer is the president of the general partner of Capstone and a member of our Board of Directors and shares voting and dispositive power with respect to the shares held by Capstone with Barbra L. Santry. In addition to the shares owned by Capstone, Mr. Fischer is the beneficial owner of 1,409 shares of common stock subject to options that are exercisable within 60 days of October 1, 2004.
2.	Mr. Hindman serves as Chairman of the Board of Avatech. Mr. Hindman’s beneficial ownership of our common stock includes 31,812 shares of common stock subject to stock options that are exercisable within 60 days of October 1, 2004, 366,440 shares of common stock issuable upon exercise of outstanding warrants, 326,377 shares of common stock issuable on conversion of shares of Series D Convertible Preferred Stock held by Mr. Hindman, 32,820 shares of common stock held by Hindman and Associates, sole proprietorship, 44,640 shares of common stock that his wife will acquire on the automatic conversion on November 19, 2004 of 40,000 shares of the Series A Convertible Preferred Stock of Avatech Solutions Subsidiary, Inc., a majority-owned subsidiary, owned by his wife, 55,800 shares of common stock that he will acquire on the automatic conversion on November 19, 2004 of 50,000 shares of the Series A Convertible Preferred Stock of Avatech Solutions Subsidiary, Inc. owned by Mr. Hindman, and 181,350 shares held by a trust over which Mr. Hindman holds power of substitution.
3.	Mr. Felton served as Chief Executive Officer of Avatech until December 2, 2002 and remains an employee of Avatech. Mr. Felton’s beneficial ownership of our common stock includes 12,000 shares of common stock subject to options exercisable within 60 days of October 1, 2004, 162,972 shares of common stock issuable on conversion of shares of Series D Convertible Preferred Stock held by Mr. Felton, warrants to purchase 108,557 shares of common stock held by Mr. Felton, 78,120 shares of common stock that his wife will acquire on the automatic conversion on November 19, 2004 of 70,000 shares of the Series A Convertible Preferred Stock of Avatech Solutions Subsidiary, Inc., a majority-owned subsidiary, owned by his wife, and 55,800 shares of common stock that he will acquire on the automatic conversion on November 19, 2004 of 50,000 shares of the Series A Convertible Preferred Stock of Avatech Solutions Subsidiary, Inc. owned by Mr. Felton.
4.	Ms. Schaeffer is an employee of Avatech.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table includes a summary of the compensation paid to our Chief Executive Officer during the fiscal year ending June 30, 2004, our most highly compensated executive officer whose combined salary and bonus exceeded $100,000 for services rendered during the fiscal year ending June 30, 2004, and two persons who would have been included among the four most highly compensated executive officers, had such persons been officers on June 30, 2004. These executive officers are referred to as the “Named Executive Officers.”

The compensation set forth in the table below does not include medical, group life, or other benefits that are available to all of our salaried employees, and perquisites and other benefits, securities, or property that do not exceed the lesser of $50,000 or 10% of the person’s salary and bonus shown in the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year Ending June 30,	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)
Donald R. “Scotty” Walsh, Director, Chief Executive Officer	2004 2003 2002	$228,223 115,880 —	$73,700 — —	$17,500 — —	300,000 150,000 —

Eric Pratt Former President and Chief Operating Officer	2004 2003 2002	196,000 40,833 —	65,100 — —	— — —	60,000 150,000 —

Scott N. Fischer, Former Executive Vice President	2004 2003 2002	150,001 179,327 114,696	— — —	14,700 — —	— — —

Beth O. MacLaughlin, Interim Chief Financial Officer	2004 2003 2002	78,604 60,817 60,840	37,200 — —	— — —	37,588 — —

Option Grants in Last Fiscal Year

The following table sets forth information with respect to stock options granted to each of the Named Executive Officers during the fiscal year ending June 30, 2004. We granted options to purchase up to a total of 1,038,486 shares to employees during the year. The table’s percentage column shows how much of that total went to the Named Executive Officers.

Name	Number of Shares Underlying Options Granted	Percent of Total Options Granted to Employees (%)	Exercise Price ($ / Share)	Expiration Date
Donald R. “Scotty” Walsh	300,000	28.9%	$0.17	July 30, 2013
Eric Pratt	60,000	5.8%	0.35	October 30, 2013
Scott N. Fischer	—	—	—	—
Beth MacLaughlin	37,588	3.6%	0.30	November 4, 2013

Option Exercises in Last Fiscal Year

The following table sets forth the number of shares the Named Executive Officers purchased in connection with option exercises during the fiscal year ending June 30, 2004 and the value they realized on those exercises.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Donald R. “Scotty” Walsh	—	—	55,590	399,990	$39,508	$300,992
Eric Pratt	—	—	50,010	159,990	24,505	82,595
Scott N. Fischer	—	—	—	—	—	—
Beth MacLaughlin	—	—	3,134	34,454	1,912	21,017

Report of the Compensation Committee

The Compensation Committee of our Board of Directors, which is composed entirely of independent and non-employee directors, administers the Company’s executive compensation program. The Compensation Committee reviews all of the Company’s executive officers’ compensation arrangements and, in certain cases, recommends compensation arrangements to the Board for approval. The Compensation Committee considers published industry compensation surveys, compensation of executives at comparable companies, current market conditions, and management’s recommendations when it reviews the compensation of individual executive officers.

For the fiscal year ended June 30, 2004, the Compensation Committee determined the compensation of the Company’s chief executive officer, Interim Chief Financial Officer, President, and General Counsel.

Compensation Philosophy. The philosophy of the Compensation Committee with respect to executive compensation is to ensure that the interests of management and employees are identical to the interests of the Company’s owners—the shareholders. To that end, the Committee has implemented and will continue to implement a compensation strategy that includes base salary and cash bonus, as well as incentive stock options and restricted stock awards which will reward management for adding shareholder value. Base salary has been established at levels which are necessary to attract and retain a high caliber of management, and cash bonuses are designed to provide short-term rewards for current accomplishments. Incentive stock options and restricted stock awards provide management with a long-term investment in the Company, the value of which is dependent upon their success in maximizing shareholder values.

This approach to employee remuneration carries through to salary and incentive compensation for the Company’s non-management personnel, as well. The Company’s 2002 Stock Option Plan, Restricted Stock Award Plan, and Employee Stock Purchase Plan are designed to reward the Company’s valuable employees for their individual contributions to the profitability of the Company and provide them with a long-term interest in the Company’s success.

CEO Compensation. The compensation amounts of Mr. Walsh, as the Chief Executive Officer of the Company, were based on the overall performance of the Company and its operating subsidiary, his performance has been measured on objective criteria based on reaching certain financial benchmarks. Mr. Walsh’s employment for the fiscal year ending June 30, 2004 was governed by an employment agreement which commenced on July 1, 2004. This agreement may be terminated at will by either party, however, it provides for a severance payment of twelve months’ base salary then in effect if we terminated or substantially modified Mr. Walsh’s employment as a result of a change in control or without cause.

In connection with this agreement, we granted Mr. Walsh 150,000 shares of stock under the Company’s Restricted Stock Award Plan to vest 1/12 per month over the twelve months covered by the agreement, and an option to purchase 300,000 shares of the Company’s common stock at $0.17 per share, which was the fair market value of the Company’s Common Stock on the date of grant, adjusted to reflect the 200% share dividend which was distributed on October 1, 2003 to shareholders of record at September 15, 2003. This option will vest in its entirety on July 1, 2007, provided that Mr. Walsh remains an employee at that time, and vesting of this option may be accelerated if Mr. Walsh attains certain stated performance objectives. If the Company terminates or substantially modifies Mr. Walsh’s employment as a result of a change in control, all of his unvested stock options will become fully vested. If the Company terminates Mr. Walsh without cause, his stock options do not expire, but become nonqualified options.

It is the intention of the Compensation Committee to review the Company’s executive compensation structure to insure that the Company has the continued ability to attract and retain the high caliber executive talent. To that end, the Board will take into account salaries of senior management of companies of similar size within the design automation software industry.

Base Salary. Base salary for senior management for fiscal year 2004 was based upon salaries paid to such personnel in the preceding year, as explained above.

Salary Increases and Incentive Bonuses. Salary increases and incentive bonuses for senior management were dependent on the Company’s financial performance. Executive officers participate in a cash bonus program, which provides for quarterly bonus payments based upon achievement of profitability objectives established at the beginning of each quarter. In the fiscal year ended June 30, 2004, bonuses in the amount of $176,000 were paid under this program.

2002 Stock Option Plan. To promote the best long-term benefits to the Company and its shareholders, the Company has a 2002 Stock Option Plan (“Option Plan”) under which directors, officers and employees may be granted awards of stock options. The purpose of the Option Plan is to provide equity-based incentive compensation based on the long-term appreciation in value of the Company’s common stock and to promote the interests of the Company and its shareholders by encouraging greater management ownership of the Company’s common stock. Most of the options granted or to be granted under the Option Plan vest over a period of several years, thereby providing a long-term incentive and encouraging a long-term relationship between the employee and the Company. Awards under the Option Plan have been and will be made to employees who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company. Currently, a maximum of 3,100,000 shares of Common Stock may be issued under the Option Plan, and options to purchase 1,565,360 shares of common stock are outstanding. As a result of a 1:20 reverse stock split in connection with our November 19, 2002 merger with PlanetCAD, Inc., a very large number of shares are reserved for issuance under the Option Plan, compared to the number of shares of Common Stock and Common Stock equivalents currently outstanding. Regardless of the share reserve, the Compensation Committee will restrict the number of shares subject to outstanding options to 15% of the number of shares of our Common Stock which are issued and outstanding at any given time.

Restricted Stock Award Plan. To promote the best long-term benefits to the Company and its shareholders, the Company has a Restricted Stock Award Plan (the “Award Plan”) under which directors, officers and employees may be granted awards of Common Stock subject to vesting and forfeiture provisions. The purpose of the Award Plan is to provide equity-based incentive compensation based on the long-term appreciation in value of the Company’s Common Stock. Most of the awards granted or to be granted under the Award Plan vest over a period of one or more years, providing incentives for select officers, employees and directors to maintain a long-term relationship with the Company and contribute to its continued growth. Awards under the Plan have been and will be made to select officers, employees, and directors who have the capacity for contributing in a substantial measure to the successful performance of the Company. Currently, a maximum of 600,000 shares of Common Stock may be issued under the Restricted Stock Award Plan, and awards of 510,262 shares of Common Stock are outstanding.

Employee Stock Purchase Plan. To promote the best long-term benefits to the Company and its shareholders, the Company has an Employee Stock Purchase Plan (the “Purchase Plan”) under which employees who are less than 5% shareholders of the company may purchase Common Stock at a 15% discount through salary deductions. The purpose of the Purchase Plan is to provide equity-based incentive compensation based on the long-term appreciation in value of the Company’s Common Stock and to promote the interests of the Company and its shareholders by encouraging greater employee ownership of the Company’s Common Stock. Any full-time employee is eligible to participate in the Purchase Plan. Currently, a maximum of 1,000,000 shares of Common Stock may be issued under the Purchase Plan, and 413,661 shares of Common Stock have been purchased.

THE COMPENSATION COMMITTEE,

Eugene J. Fischer, Chairman

Edgar Aronson

George Cox

Robert LaBlanc

October 8, 2004

Employment Contracts, Change-in-Control, and Indemnification Arrangements

Our executive officers serve at the discretion of our board of directors. However, our executives have signed employment agreements, many of which contain severance provisions that provide for specific cash compensatory arrangements to these employees on termination without cause or in the event of a change in control.

Our agreement with Mr. Walsh provides that if we terminate his employment without cause or terminate or substantially modify his employment as a result of a change in control, then Mr. Walsh will receive a severance payment equal to 12 months’ base salary then in effect. If we terminate or substantially modify Mr. Walsh’s employment as a result of a change in control, all of his unvested stock options will become fully vested.

Effective June 1, 2004, Mr. Pratt resigned as our President and Chief Operating Officer, but will remain an employee. Our agreement with Mr. Pratt, and our agreement with Ms. MacLaughlin, provides that either party may terminate the executive’s employment at will. However, if we terminate or substantially modify the executive’s employment as a result of a change in control, then the executive will receive a severance payment equal to six months’ base salary then in effect.

Mr. Fischer, was party to an employment agreement that provided that if the executive’s employment terminated or was substantially modified as a result of a change in control, then the executive would have been entitled to a severance payment equal to six months’ base salary then in effect. Mr. Fischer resigned his position as an officer and entered into an agreement with us effective March 10, 2004 which eliminates his right to receive severance payments.

Performance Graph

The SEC requires us to provide a five-year comparison of the cumulative total return on our common stock compared with that of a broad equity market index and either a published industry index or a constructed peer group index.

The following chart compares the cumulative total stockholder return on our common stock for the period beginning June 30, 2000 and ending June 30, 2004, with the cumulative total return on the Nasdaq Composite (U.S.) and Nasdaq Computer and Data Processing indices. The comparison assumes $100 was invested on June 30, 2000, in our common stock and in each of the foregoing indices and assumes reinvestment of any dividends.

We do not make, nor do we endorse, any predictions as to future stock performance.

	2000	2001	2002	2003	2004
Nasdaq Composite Index	$100	$54	$37	$41	$52
Nasdaq Computer & Data Processing Services Index	$100	$46	$29	$32	$40
Avatech Solutions, Inc.	$100	$13	$5	$1	$3

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information, as of June 30, 2004, with respect to all compensation arrangements that we maintain under which we may issue shares of common stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,529,893	$0.67	4,237,259	*
Equity compensation plans not approved by security holders	—	—	—

Total	1,529,893	$0.67	4,237,259	*

*	Of this amount, 78,084 shares are available for grant under our Restricted Stock Award Plan and 734,068 shares are available for issuance under our Employee Stock Purchase Plan.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and each person who beneficially owns more than ten percent of our common stock, par value $0.01 (the “Common Stock”) or other classes of our equity securities, to file with the Securities and Exchange Commission an initial report of beneficial ownership and subsequent reports of changes in beneficial ownership of our equity securities. Each of the items below represents a single transaction. To our knowledge, based solely upon the review of the copies of such reports furnished to us, the following reports required by Section 16(a) with respect to transactions during the fiscal year ended June 30, 2004 were made on an untimely basis:

Name of Filer	Event Reported	Date of Event	Date Reported	Form
Donald R. Walsh	Acquisition of option to purchase common stock	July 1, 2003	September 24, 2003	4
A. Gary Rever	Acquisition of common stock	July 15, 2003	July 23, 2003	4
Debra Keith	Acquisition of common stock	July 15, 2003	July 23, 2003	4
Scott N. Fischer	Acquisition of common stock	July 15, 2003	July 23, 2003	4
Henry D. Felton	Acquisition of common stock	July 15, 2003	July 23, 2003	4
Robert LaBlanc	Acquisition of warrants to purchase common stock	April 21, 2004	April 29, 2004	4
Robert Post	Appointment to Board of Directors	April 21, 2004	May 5, 2004	3
Robert Post	Acquisition of warrants to purchase common stock	April 21, 2004	May 5, 2004	4
W. James Hindman	Acquisition of warrants to purchase common stock	April 21, 2004	July 29, 2004	4

SHARE OWNERSHIP OF MANAGEMENT

The following table shows information known to us with respect to the beneficial ownership of our common stock and Series D Convertible Preferred Stock as of October 1, 2004 by each of our current directors, nominees for director, and Named Executive Officers, and all of our current directors, nominees, and Named Executive Officers as a group. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying options and warrants that are exercisable within 60 days of October 1, 2004 are considered to be outstanding. To our knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Common Stock		Series D Convertible Preferred Stock
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class
Eugene Fischer [1]	1,949,923	17.2%	500,000	38.5%
W. James Hindman [2]	1,096,221	10.5%	163,052	12.6%
Donald R. “Scotty” Walsh [3]	255,585	2.6%	—	—
Eric Pratt [4]	258,960	2.6%	41,666	3.2%
George W. Cox [5]	199,350	2.1%	—	—
Garnett Y. Clark, Jr. [6]	162,954	1.7%	41,666	3.2%
Scott N. Fischer [7]	75,000	*	—	—
Edgar D. Aronson [8]	36,300	*	—	—
Beth O. MacLaughlin [9]	18,474	*	—	—
Robert J. Post [10]	17,000	*	—	—
Robert LaBlanc [11]	16,234	*	—	—

All current directors, nominees for directors, and Named Executive Officers as a group:	3,974,114	31.4%	746,384	28.7%

*	Less than one percent.
1.	Mr. Eugene Fischer is a member of our Board of Directors. Includes 1,409 shares of common stock subject to options held by Mr. Fischer that are exercisable within 60 days of October 1, 2004, 209,109 shares of common stock held of record by Capstone Ventures SBIC, L.P., 26,250 shares of common stock subject to options that are exercisable within 60 days of October 1, 2004 by Capstone, 1,000,837 shares of common stock issuable on conversion of shares of Series D Convertible Preferred Stock held by Capstone, and 712,318 shares of common stock issuable upon exercise of outstanding warrants held by Capstone. Mr. Eugene Fischer is the president of the general partner of Capstone. Mr. Eugene Fischer shares voting and dispositive power with respect to the shares held by Capstone with Barbra L. Santry.

2.	Mr. Hindman serves as Chairman of the Board of Avatech. Includes 31,812 shares of common stock subject to stock options that are exercisable within 60 days of October 1, 2004, 366,440 shares of common stock issuable upon exercise of outstanding warrants, 326,377 shares of common stock issuable on conversion of shares of Series D Convertible Preferred Stock held by Mr. Hindman, 32,820 shares of common stock held by Hindman and Associates, sole proprietorship, 44,640 shares of common stock that his wife will acquire on the automatic conversion on November 19, 2004 of 40,000 shares of the Series A Convertible Preferred Stock of Avatech Solutions Subsidiary, Inc., a majority-owned subsidiary, owned by his wife, 55,800 shares of common stock that he will acquire on the automatic conversion on November 19, 2004 of 50,000 shares of the Series A Convertible Preferred Stock of Avatech Solutions Subsidiary, Inc. owned by Mr. Hindman, and 181,350 shares held by a trust over which Mr. Hindman holds power of substitution.
3.	Mr. Walsh serves as our Chief Executive Officer and a member of our Board of Directors. Includes 105,585 shares of common stock subject to stock options that are exercisable within 60 days of October 1, 2004.
4.	Mr. Pratt served as President and Chief Operating Officer of Avatech until June 1, 2004. Includes 120,005 shares of common stock subject to stock options that are exercisable within 60 days of October 1, 2004, 83,401 shares of common stock issuable on conversion of shares of Series D Convertible Preferred Stock held by Mr. Pratt, and 55,554 shares of common stock issuable upon exercise of outstanding warrants held by Mr. Pratt.
5.	Mr. Cox is a member of our Board of Directors. Includes 181,350 shares of common stock held by the Hindman Grandchildren’s Trust, of which Mr. Cox is the sole trustee and 18,000 shares of common stock subject to options that are exercisable within 60 days of October 1, 2004.
6.	Mr. Clark is a member of our Board of Directors. Includes 50,041 shares of common stock issuable on conversion of 25,000 shares of Series D Convertible Preferred Stock held by the Garnett Y. Clark, Jr. Super Simplified 401(k) Plan, 33,333 shares of common stock issuable upon exercise of outstanding warrants held by the Garnett Y. Clark, Jr. Super Simplified 401(k) Plan, 33,359 shares of common stock issuable on conversion of 16,666 shares of Series D Convertible Preferred Stock held by the Garnett Y. Clark, Jr. SEP IRA, 22,221 shares of common stock issuable upon exercise of outstanding warrants held by the Garnett Y. Clark, Jr. SEP IRA, and 18,000 shares of common stock subject to options that are exercisable within 60 days of October 1, 2004. Mr. Clark exercises sole voting and dispositive power over the shares held by the Garnett Y. Clark, Jr. SEP IRA and the Garnett Y. Clark, Jr. Super Simplified 401(k) Plan.
7.	Mr. Scott Fischer served as our Executive Vice President until March 10, 2004.
8.	Mr. Aronson is a member of our Board of Directors. Includes 18,000 shares of common stock subject to options that are exercisable within 60 days of October 1, 2004.
9.	Ms. MacLaughlin serves as our Interim Chief Financial Officer. Includes 15,030 shares of common stock subject to options that are exercisable within 60 days of October 1, 2004.
10.	Mr. Post is a member of our Board of Directors. Includes 12,000 shares of common stock subject to options that are exercisable within 60 days of October 1, 2004.
11.	Mr. LaBlanc is a member of our Board of Directors. Includes 12,000 shares of common stock subject to options that are exercisable within 60 days of October 1, 2004.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management the annual audited financial statements of the Company and its subsidiaries.

The Audit Committee has discussed with Ernst & Young LLP, independent registered public accounting firm for the Company for the fiscal year ended June 30, 2004, the matters required to be discussed by the Statement of Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independent Standards Board Standard No. 1 and has discussed with the independent registered public accounting firm the independent auditors’ independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 for filing with the SEC.

THE AUDIT COMMITTEE

George Cox

Edgar Aronson

Garnett Y. Clark, Jr.

September 27, 2004

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of Ernst & Young LLP (the “Auditor”) as our independent registered public accounting firm for the current fiscal year. The Auditor has served as our independent public accountant since 2002. Representatives of the Auditor are not expected to be present at the meeting.

The following is a description of the fees billed to us by the Auditor during the fiscal years ended June 30, 2004 and 2003:

Audit Fees

Audit fees include fees paid by us to the Auditor in connection with the annual audit of our consolidated financial statements, and review of our interim financial statements. Audit fees also include fees for services performed by the Auditor that are closely related to the audit and in many cases could only be provided by the Auditor. Such services include consents related to SEC and other regulatory filings. The aggregate fees billed to us by the Auditor for audit services rendered to us for the years ended June 30, 2004 and 2003 totaled $270,383 and $197,817, respectively.

Audit Related Fees

Audit related services include due diligence services related to accounting consultations, internal control reviews, and employee benefit plan audits. The Auditor did not bill any fees to us for audit related services rendered to us for the years ended June 30, 2004 and 2003.

Tax Fees

Tax fees include corporate tax compliance, counsel and advisory services. The Auditor did not bill any fees to us for tax related services rendered to us for the years ended June 30, 2004 and 2003.

All Other Fees

There were no other services provided by the Auditor to us in either year.

Approval of Independent Auditor Services and Fees

Our Audit Committee reviews all fees charged by our independent registered public accounting firm, and actively monitors the relationship between audit and non-audit services provided. The Audit Committee must pre-approve all audit and non-audit services provided by our independent registered public accounting firm and fees charged.

OTHER MATTERS

The Board of Directors is not aware of any other matter which may be presented for action at the 2004 Annual Meeting of Shareholders, but should any other matter requiring a vote of the shareholders arise at the 2004 Annual Meeting, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment of the person or persons voting the proxies, discretionary authority to do so being included in the proxy.

We will bear the cost of soliciting proxies. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the Shares held of record by such persons, and we will reimburse them for their reasonable out-of-pocket expenses. Officers and directors may also solicit proxies.

The nominees for election as directors who receive a plurality of the votes cast at the Annual Meeting for the election of directors will be elected. In respect of any other matter, the affirmative vote of the holders of a majority of the shares present at the meeting, in person or by proxy, and entitled to vote in respect of that matter is necessary to approve the matter.

As a matter of policy, we will accord confidentiality to the votes of individual shareholders, whether submitted by proxy or ballot, except in limited circumstances, including any contested election, or as may be necessary to meet legal requirements. The Company will retain an independent tabulator to receive and tabulate the proxies and ballots and independent inspectors of election to certify the results. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Any shareholder desiring to present a proposal at the 2005 Annual Meeting of Shareholders and wishing to have that proposal included in the proxy statement for that meeting must submit the same in writing to the Secretary of the Company at 10715 Red Run Blvd., Suite 101, Owings Mills, MD, 21117, in time to be received no later than June 17, 2004.

The persons designated by the Company to vote proxies given by shareholders in connection with our 2005 Annual Meeting of Shareholders will not exercise any discretionary voting authority granted in such proxies on any matter not disclosed in our 2005 proxy statement with respect to which we have received written notice between August 18, 2005 and September 17, 2005 that a shareholder (i) intends to present such matter at the 2005 Annual Meeting, and (ii) intends to and does distribute a proxy statement and proxy card to holders of such percentage of the Shares required to approve the matter. For additional requirements, a shareholder should refer to Article III, Section 5(b) of our Bylaws, a copy of which may be obtained from the Secretary of the Company or from our SEC filings. If we do not receive timely notice pursuant to the Bylaws, the nomination or proposal will be excluded from consideration at the meeting. If a shareholder fails to provide evidence that the necessary steps have been taken to complete a proxy solicitation on such matter, we may exercise our discretionary voting authority if we disclose in our 2005 proxy statement the nature of the proposal and how we intend to exercise our discretionary voting authority.

Shareholders who do not plan to attend the Annual Meeting are urged to complete, date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. Prompt response is helpful and your cooperation will be appreciated.

By Order of the Board of Directors,

BETH O. MACLAUGHLIN

Secretary

Baltimore, Maryland

October 12, 2004

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2004, TO EACH SHAREHOLDER WHO FORWARDS A WRITTEN REQUEST TO THE SECRETARY, AVATECH SOLUTIONS, INC., 10715 RED RUN BLVD., SUITE 101, OWINGS MILLS, MD, 21117.

To the extent the rules and regulations adopted by the SEC state that certain information included in this Proxy Statement is not deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, such information shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act.

ANNEX A: AUDIT COMMITTEE CHARTER

AVATECH SOLUTIONS, INC.

AUDIT COMMITTEE CHARTER

PURPOSE:

The function of the Audit Committee (the “Committee”) of the Board of Directors of Avatech Solutions, Inc. (the “Company”) is to provide assistance to the Board in fulfilling its responsibilities to the stockholders, potential stockholders, and investment community relating to the Company’s corporate accounting and reporting practices, and the integrity of the Company’s financial reports. The Committee works to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the corporation.

To accomplish its purpose, the Committee oversees:

•	Management in the performance of its responsibility for the integrity of the Company’s accounting and financial reporting, and its systems of internal controls;

•	The performance and qualifications of the independent auditor (including the independent auditor’s independence);

•	The performance of the Company’s internal audit function; and

•	The Company’s compliance with legal and regulatory requirements relating to the corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation.

AUTHORITY:

Consistent with its oversight function, the Committee may investigate or authorize investigations into any matters within its responsibilities and, in doing so, the Committee shall have full access to the Company’s records, employees, and independent auditor (with or without the presence of management).

The Committee has the authority, to the extent it deems necessary or appropriate, to retain legal, accounting or other advisors for advice and assistance. The Company shall pay the costs of retaining any advisors selected by the Committee.

The Committee shall meet at frequently as it deems necessary to carry out its responsibilities. The Committee shall meet with the Company’s independent auditor at least annually or more frequently as the Committee deems necessary or as required by applicable regulations promulgated by the Securities and Exchange Commission (the “Regulations”), rules of any securities exchange or trading system on which the Company’s stock is listed or traded (the “Rules”), auditing and accounting standards generally accepted in the United States (the “Standards”) or other applicable law. The Committee shall meet with the Company’s Chief Financial Officer (“CFO”) at least annually or more frequently as circumstances dictate.

STRUCTURE AND MEMBER QUALIFICATIONS:

The members of the Committee shall be annually appointed by the Board, and may be replaced by the Board according to the Company’s Bylaws.

The Committee shall have at least three members and shall consist solely of “independent” Directors who meet the independence and financial literacy requirements of the Rules, Regulations, and applicable law.

The Committee’s members shall keep themselves informed regarding the Rules, Regulations, Standards, and law applicable to the Committee’s purpose, responsibilities and authority.

The Board will assess and determine the qualifications of the Committee members set forth in this Charter. The Board shall select the Audit Committee Chair. If a Chair is not designated or present, a Chair may be designated by a majority vote of the Committee members present.

RESPONSIBILITIES AND DUTIES:

The Committee recognizes that the Company’s management is responsible for the completeness and accuracy of the Company’s financial statements and disclosures and for maintaining effective internal controls. The Committee also recognizes that the independent auditor is responsible for auditing the Company’s financial statements. Accordingly, management and the independent auditor have more knowledge and more detailed information about the Company than do Committee members and the Committee’s primary responsibility is oversight. In carrying out its oversight responsibilities, the Committee will be relying, in part, on the expertise of management and the independent auditor.

The Committee shall be responsible for the appointment, compensation, removal, and oversight of the work of the independent auditor. The independent auditors shall report directly to the Committee and the Committee shall oversee the resolution of disagreements between management and the independent auditors in the event that they arise.

To fulfill this oversight responsibility, the Committee should receive reports from management and the independent auditor, as appropriate, to fulfill the following duties and responsibilities (which, to the extent permitted by the Rules, Regulations, Standards and applicable law, may be delegated to one or more members of the Committee):

The Committee shall review and reassess the adequacy of this Charter at least annually. Any proposed changes shall be submitted to the Company’s Board of Directors (the “Board”) for its approval. The Committee shall annually evaluate the processes, activities and effectiveness of the Committee, including the composition, expertise, and availability of the Committee members.

The Committee shall submit the minutes of its meetings or report to the Board with respect to its activities as promptly as practicable following each meeting of the Committee.

The Committee may investigate any matter brought to its attention within the scope of its duties. In addition, the Committee shall perform the following functions:

Financial Reporting and Disclosure

•	Review and discuss with management and the independent auditor the annual audited and quarterly financial statements and related footnotes and discussions in the Company’s quarterly and annual SEC filings, the opinion of the independent auditor with respect to the audited financial statements, and the results of the independent auditor’s quarterly review of the financial statements.

•	Review and discuss with management and the independent auditor any significant events, transactions, changes in accounting estimates, changes in important accounting principles and their application, and any major issues as to the adequacy of internal controls affecting the quality of the Company’s financial reporting.

•	Review, in conjunction with its review of the quarterly and annual reports, the process for the Chief Executive Officer (“CEO”) and CFO certifications with respect to the financial statements and the Company’s disclosure and internal controls and evaluate all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data.

•	Review and discuss with management any proposed public release of earnings information, as well as financial information provided to analysts and rating agencies.

Independent Auditor Oversight Responsibilities

•	Based upon a report from the independent auditor at least annually, review (a) the auditor’s internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any recent inquiry or investigation by governmental or professional authorities respecting one or more independent audits carried out by the firm and (c) any steps taken to address any such issues.

•	Ensure that the independent auditor submits, on a periodic basis, a formal written statement delineating all relationships between the independent auditor and the Company, if and as frequently as deemed necessary by the Committee or required by applicable Rules, Regulations, Standards or law; discuss the statement with the independent auditor and evaluate the relationships and services that may affect the auditor’s objectivity and independence; take appropriate action to satisfy itself of the auditor’s independence.

•	Review matters related to the conduct of the annual audit, including those which are required to be communicated by AICPA Statement of Auditing Standards 61 and other applicable Standards.

•	Conduct the annual discussion with the independent auditor on the quality and acceptability of the Company’s accounting principles and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the potential impact of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

•	Review the independent auditor’s management letter.

•	Review with the independent auditor any audit problems or difficulties and management’s response.

•	Approve in advance all audit and non-audit services to be provided by, and all fees to be paid to, the independent auditor or devise policies delegating pre-approval authority to one or more members of the Committee.

Risk Assessment

•	Assess the Company’s risk management process and the adequacy of the overall control environment, including controls in selected areas representing financial reporting, disclosure and compliance.

•	Assess any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

•	Assess the annual scope and plans of the independent auditors.

•	Review the Company’s accounting and financial human resources and succession planning.

Ethical, Legal and Regulatory Compliance Matters

•	Assess the Company’s processes regarding compliance with applicable laws, regulations and any code of business ethics adopted by the Board, including those matters that could have a significant impact on the financial statements, compliance with policies, reports from regulators and the provisions of any such code of business ethics applicable to the CEO and the Company’s senior financial officers as defined by the SEC rules.

•	Establish and maintain procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting, matters, sexual or other employee harassment, violations of Avatech’s Employee Handbook, Code of Business Conduct and Ethics, or Information Disclosure Policy, or any other potential ethical or legal problems.

•	Review and recommend action to the Board regarding waivers of the Company’s Code of Business Conduct and Ethics requested by any of the Company’s directors or executive officers.

•	Review reports and disclosures of significant conflicts of interest and related-party transactions.

PROXY

Avatech Solutions, Inc

Annual Meeting of Shareholders

Tuesday, November 16, 2004

9:00 a.m. local time

Avatech Solutions, Inc.

10715 Red Run Blvd., Suite 101

Owings Mills, Maryland 21117

Avatech Solutions, Inc.

10715 Red Run Blvd., Suite 101

Owings Mills, Maryland 21117

                                                                                                                                                           Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on November 16, 2004.

This Proxy is Solicited on Behalf of the Board of Directors of Avatech Solutions, Inc. The undersigned hereby appoints Donald R. “Scotty” Walsh and Christopher D. Olander, and each of them, as proxies, each with the power of substitution, to vote as designated on the reverse side all of the shares the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the corporate headquarters of Avatech Solutions, Inc., 10715 Red Run Blvd., Suite 101, Owings Mills, Maryland, on November 16, 2004 at 9:00 a.m., prevailing local time, and any adjournments thereof.

If no choice is specified, the proxy will be voted “FOR” Item 1.

See reverse for voting instructions.

COMPANY #

There are two ways to vote your Proxy

Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE – TOLL FREE – 1-800-560-1965 – QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on November 15, 2004.

•	Please have your proxy card and the last four digits of your social security number available. Follow the simple instructions the voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Avatech Solutions, Inc., c/o Shareowner Services™, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone, please do not mail your Proxy Card

Ú Please detach here Ú

The Board of Directors Recommends A Vote FOR Item 1.

1. Election of Directors:	01 Edgar Aronson.	05 W. James Hindman	[ ] Vote FOR all nominees (except as marked)	[ ] Vote WITHHELD from all nominees
	02 Garnett Y. Clark, Jr.	06 Robert LaBlanc
	03 George Cox	07 Robert Post
	04 Eugene J. Fischer	08 Donald R. “Scotty” Walsh

The terms of the elected Directors expire at the next annual meeting, at which their successors are elected and qualify.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. In their discretion, the proxies are authorized to vote upon any other business which properly comes before the meeting and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change?     Mark Box     [    ]     indicate changes below.                                     Date

Signature(s) in Box

Please sign exactly as your name appears on your proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.